Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of WPX Energy, Inc. for the registration of 481,157 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2014, with respect to the consolidated financial statements and schedule of WPX Energy, Inc., and the effectiveness of internal control over financial reporting of WPX Energy, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

August 6, 2014